Exhibit 99.1

News Release

First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf Senior Vice President (815) 774-2071 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2011

FOURTH QUARTER AND FULL YEAR RESULTS

Improved Fourth Quarter and Full Year Earnings – Total Loans Stable – Robust Capital –

Proactive Credit Remediation – Organizational Realignment

Operating Performance

•

Net income applicable to common shares of $3.9 million, or $0.05 per share, compared to a net loss of $30.3 million, or $0.41 per share, for fourth quarter 2010 and net income of $6.3 million, or $0.09 per share, for third quarter 2011.

•	Net income applicable to common shares of $25.4 million, or $0.35 per share, for full year 2011 up $45.1 million from a net loss of $19.7 million, or $0.27 per share, for full year 2010.

•

Total loans, excluding covered loans, of $5.1 billion, stable compared to both December 31, 2010 and September 30, 2011, reflecting almost 5% annualized growth in commercial and industrial and owner-occupied other commercial real estate loans from September 30, 2011.

•	Fee-based revenues of $23.9 million, up 6.6% from fourth quarter 2010 and seasonally down 2.3% from third quarter 2011.

Credit and Capital

•	Non-accrual loans, excluding covered loans and covered OREO, of $187.3 million, declined 11.5% from December 31, 2010 and up 9.4% from September 30, 2011.

•	Tier 1 common capital to risk-weighted assets of 10.26% as of December 31, 2011 compared to 9.81% at December 31, 2010 and 10.29% at September 30, 2011.

Significant Fourth Quarter Events

•	Organizational realignment, reflecting the elimination of some 100 positions, resulted in severance-related costs of $2.0 million.

•	Redeemed $193.0 million of TARP preferred shares and the related common stock warrant.

•	Acquired $106.7 million in deposits resulting in a gain of $1.1 million.

•	Recognized for second consecutive year in the Top 20 “Best Places to Work” in Chicago.

ITASCA, IL, January 25, 2012 – Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for fourth quarter and full year 2011. Net income for the quarter was $6.9 million, before adjustments for preferred dividends and non-vested restricted shares, with net income of $3.9 million, or $0.05 per share, applicable to common shares after such adjustments. This compares to a net loss of $28.2 million and a net loss applicable to common shares of $30.3 million, or $0.41 per share, for fourth quarter 2010 and net income of $8.9 million and net income applicable to common shares of $6.3 million, or $0.09 per share, for third quarter 2011.

For full year 2011, net income was $36.6 million, before adjustments for preferred dividends and non-vested restricted shares, with net income of $25.4 million, or $0.35 per share, applicable to common shares after such adjustments. This compares to a net loss of $9.7 million and a net loss applicable to common shares of $19.7 million, or $0.27 per share, for full year 2010.

	Quarters Ended				Years Ended
	December 31, 2011		September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Dollar amounts in thousands)
Operating Performance
Net income (loss)	$	6,924	$8,942	$(28,159)	$36,563	$(9,684)
Net income (loss) applicable to common shares	$	3,877	$6,263	$(30,327)	$25,437	$(19,717)
Diluted earnings (loss) per common share	$	0.05	$0.09	$(0.41)	$0.35	$(0.27)
Return on average common equity		1.60%	2.60%	(12.49%)	2.69%	(2.06%)
Return on average assets		0.34%	0.43%	(1.34%)	0.45%	(0.12%)
Pre-tax, pre-provision operating earnings (1)	$	31,581	$33,112	$34,998	$129,853	$136,406
Net interest margin		3.95%	3.97%	4.02%	4.04%	4.13%
Efficiency ratio		64.76%	60.57%	59.08%	62.12%	58.84%
Loans, including covered loans, at period end	$	5,348,615	$5,394,241	$5,472,289	$5,348,615	$5,472,289
Loans, excluding covered loans, at period end	$	5,088,113	$5,104,494	$5,100,560	$5,088,113	$5,100,560
Average transactional deposits (2)	$	4,866,776	$4,876,261	$4,590,489	$4,755,111	$4,322,136

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. A reconciliation of this measure to GAAP is presented on the following page.

(2)	Comprised of demand deposits and interest-bearing transactional accounts.

SUMMARY UPDATE

“I am very pleased with our overall performance for the year and in a very active fourth quarter,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “The results for the quarter and the year reflect both a return to profitability as well as the steady advancement of our strategic priorities.”

Mr. Scudder went on to say, “Net income improved by $45 million from 2010, as we benefited from continued, solid earnings and substantially lower credit costs. In a challenged business environment, consistent sales focus helped us to hold loan balances steady as we significantly reduced our exposure to troubled real estate lending categories. At the same time, transactional deposit growth has helped our margins remain near 4%, and our fee-based revenues expand. Our overall credit metrics are greatly improved from 2010 and, most notably, with actions taken during the quarter, we have reduced potential non-performing credits by almost 30% during this same period.”

Mr. Scudder closed, “Over the course of 2011, we significantly invested in our business, aligning our sales resources to areas of growth and opportunity. Concurrently, we have and will continue to implement operating efficiencies as we transition to an improved credit environment and better leverage our operating systems and processes. With TARP behind us and economic recovery progressing, we are well positioned to pursue opportunities for growth, navigate the changing regulatory landscape, and, most importantly, help our clients achieve financial success in 2012.”

REPAYMENT OF TARP

In November 2011, the Company redeemed all of the $193.0 million Series B preferred stock issued to the United States Department of the Treasury (the “Treasury”) under the U.S. government’s Troubled Asset Relief Program (“TARP”), which resulted in the acceleration of $1.5 million in discount accretion. The Company funded the redemption through a combination of existing liquid assets and proceeds from the completion of a $115.0 million senior debt offering. The notes, which have an interest rate of 5.875%, payable semi-annually, will mature in November 2016.

In a related transaction, the Company redeemed the Treasury’s associated warrant to purchase up to 1,305,230 shares of the Company’s common stock. In December 2011, the Company paid $900,000 to the Treasury to redeem the warrant, which concluded the Company’s participation in TARP.

DEPOSIT ACQUISITION

In December 2011, the Company completed the purchase of certain Chicago-market deposits from Old National Bank of Evansville, Indiana (“Old National”). The transaction included $106.7 million in deposits (comprised of $70.6 million in transactional deposits and $36.1 in time deposits) and one banking facility located in our Chicago market. As a result of the transaction, the Company recorded a net gain of $1.1 million.

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended			Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Income (loss) before income tax	$7,220	$10,525	$(53,225)	$41,071	$(38,228)
Provision for loan losses	21,902	20,425	73,897	80,582	147,349

Pre-tax, pre-provision earnings	29,122	30,950	20,672	121,653	109,121

Adjustments to Pre-Tax, Pre-Provision Earnings
Securities (losses) gains, net	(110)	449	1,662	2,410	12,216
Gain on Federal Deposit Insurance Corporation (“FDIC”)-assisted transaction	—	—	—	—	4,303
Gain on acquisition of deposits	1,076	—	—	1,076	—
Losses on sales and write-downs of OREO	(1,425)	(2,611)	(15,412)	(9,686)	(40,480)
Integration costs associated with FDIC- assisted transactions	—	—	(576)	—	(3,324)
Severance-related costs	(2,000)	—	—	(2,000)	—

Total adjustments	(2,459)	(2,162)	(14,326)	(8,200)	(27,285)

Pre-tax, pre-provision operating earnings (1)	$31,581	$33,112	$34,998	$129,853	$136,406

(1)

The Company’s accounting and reporting policies conform to GAAP and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings decreased by $3.4 million from fourth quarter 2010 to fourth quarter 2011 driven by a decline in net interest income, which is discussed in the Net Interest Income and Margin Analysis section, and a $1.3 million correction of a 2010 actuarial pension expense calculation related to the valuation of future early retirement benefits, which was recorded in fourth quarter 2011.

Compared to third quarter 2011, pre-tax, pre-provision operating earnings were down $1.5 million due primarily to the correction of the 2010 actuarial pension expense calculation.

For full year 2011, pre-tax, pre-provision operating earnings were down $6.6 million, or 4.8%, compared to 2010 as a result of higher loan remediation costs, increased salaries related to the expansion of commercial, retail, and wealth management sales staff, and the correction of the 2010 actuarial pension expense calculation, partially offset by a $7.4 million increase in fee-based revenues.

A more detailed discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2011			September 30, 2011			December 31, 2010
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments investments	$718,631	$450	0.25	$741,782	$463	0.25	$595,509	$386	0.26
Trading securities	13,420	92	2.74	16,248	23	0.57	13,882	99	2.85
Investment securities (1)	1,069,844	11,224	4.20	1,057,075	11,604	4.39	1,139,127	13,568	4.76
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock	58,187	341	2.34	58,187	331	2.28	61,703	347	2.25
Loans, excluding covered loans (1)	5,085,792	63,202	4.93	5,136,130	64,509	4.98	5,155,416	64,387	4.95
Covered interest-earning assets (2)	343,479	6,787	7.84	387,635	6,640	6.80	480,612	7,431	6.13

Total loans	5,429,271	69,989	5.11	5,523,765	71,149	5.11	5,636,028	71,818	5.06

Total interest-earning assets (1)	7,289,353	82,096	4.47	7,397,057	83,570	4.49	7,446,249	86,218	4.60

Cash and due from banks	116,166			120,624			128,919
Allowance for loan losses	(133,824)			(143,443)			(157,145)
Other assets	870,808			855,542			896,611

Total assets	$8,142,503			$8,229,780			$8,314,634

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,253,555	1,029	0.13	$3,306,590	1,361	0.16	$3,242,301	1,930	0.24
Time deposits	1,688,995	4,933	1.16	1,731,413	5,293	1.21	2,069,389	5,977	1.15
Borrowed funds	252,839	670	1.05	262,001	706	1.07	281,050	711	1.00
Senior and subordinated debt	187,488	3,047	6.45	137,749	2,280	6.57	137,743	2,279	6.56

Total interest-bearing liabilities	5,382,877	9,679	0.71	5,437,753	9,640	0.70	5,730,483	10,897	0.75

Demand deposits	1,613,221			1,569,671			1,348,188

Total funding sources	6,996,098			7,007,424			7,078,671
Other liabilities	73,721			73,808			79,700
Stockholders’ equity—common	961,500			955,548			963,263
Stockholders’ equity—preferred	111,184			193,000			193,000

Total liabilities and stockholders’ equity	$8,142,503			$8,229,780			$8,314,634

Net interest income/margin (1)		$72,417	3.95		$73,930	3.97		$75,321	4.02

(1)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.
(2)	Covered interest-earning assets consist of loans acquired through the Company’s FDIC-assisted transactions and the related FDIC indemnification asset.

Average interest-earning assets for fourth quarter 2011 decreased $156.9 million, or 2.1%, from fourth quarter 2010 and $107.7 million, or 1.5%, compared to third quarter 2011. The decline for both periods was due to a decline in average loans and covered interest-earning assets.

Average funding sources for fourth quarter 2011 was $82.6 million, or 1.2%, lower than fourth quarter 2010 and $11.3 million, or 0.2%, lower than third quarter 2011. The declines for both periods resulted from a drop in average time deposits. However, demand deposits increased from both prior periods presented, including approximately $23 million of average deposits acquired in a December 2011 transaction, which resulted in a more favorable product mix.

The growth in average senior and subordinated debt for fourth quarter 2011 compared to both the prior year and prior quarter periods reflects the issuance of senior debt, which was used to redeem the Series B preferred stock issued to the Treasury. Interest paid on the new senior debt reduced net interest margin by 4 basis points.

Tax-equivalent net interest margin for fourth quarter 2011 was 3.95%, a decline of 7 basis points from fourth quarter 2010 and 2 basis points from third quarter 2011. The drop from the prior year was primarily due to the impact of lower average loans and deposits invested in low-yielding short-term investments. The linked-quarter variance was due to funding costs associated with the new senior debt.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The increase in the yields on covered interest-earning assets for the 2011 periods compared to 2010 was due to adjustments in accretable income based upon (i) revised cash flow estimates subsequent to acquisition and (ii) actual cash realized in excess of estimates upon final settlement of certain covered loans.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			December 31, 2011 Percent Change From
	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Service charges on deposit accounts	$9,957	$10,215	$9,202	(2.5)	8.2
Trust and investment advisory fees	4,044	3,946	4,040	2.5	0.1
Other service charges, commissions, and fees	4,885	5,325	4,506	(8.3)	8.4
Card-based fees	4,971	4,931	4,640	0.8	7.1

Total fee-based revenues	23,857	24,417	22,388	(2.3)	6.6
Bank-owned life insurance (“BOLI”) income	241	1,479	696	(83.7)	(65.4)
Other income	652	598	451	9.0	44.6

Total operating revenues	24,750	26,494	23,535	(6.6)	5.2
Trading gains (losses), net	919	(2,352)	970	N/M	N/M
Gains on securities sales, net	649	626	1,718	N/M	N/M
Securities impairment losses	(759)	(177)	(56)	N/M	N/M
Gain on acquisition of deposits	1,076	—	—	N/M	N/M

Total noninterest income	$26,635	$24,591	$26,167	8.3	1.8

N/M – Not meaningful.

Fee-based revenues for fourth quarter 2011 grew 6.6% compared to fourth quarter 2010 and declined 2.3% compared to third quarter 2011, reflecting normal seasonality. For full year 2011, fee-based revenues grew by $7.4 million, or 8.6%.

BOLI income decreased for fourth quarter 2011 compared to both prior periods presented as the Company received benefit settlements of $1.2 million during third quarter 2011 and $417,000 during fourth quarter 2010.

Trading gains (losses), net result from the change in fair value of diversified asset securities held in a grantor trust under deferred compensation agreements. These net trading gains (losses) are substantially offset by an adjustment to salaries and wages for each period presented.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			December 31, 2011 Percent Change From
	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Salaries and wages (1)	$27,588	$22,957	$26,517	20.2	4.0
Retirement and other employee benefits(1)(2)	7,632	6,225	4,511	22.6	69.2

Total compensation expense	35,220	29,182	31,028	20.7	13.5

Write-downs of OREO	476	674	11,957	(29.4)	(96.0)
Losses on sales of OREO, net	949	1,937	3,455	(51.0)	(72.5)
OREO operating expense, net	1,540	1,563	2,408	(1.5)	(36.0)

Total OREO expense	2,965	4,174	17,820	(29.0)	(83.4)

Loan remediation costs	4,846	4,638	2,330	4.5	108.0
Other professional services (1)	3,180	2,933	2,194	8.4	44.9

Total professional services	8,026	7,571	4,524	6.0	77.4

Net occupancy and equipment expense	7,681	8,157	7,916	(5.8)	(3.0)
Technology and related costs	2,876	2,709	3,209	6.2	(10.4)
FDIC premiums	1,758	1,799	2,967	(2.3)	(40.7)
Advertising and promotions	1,239	2,502	1,637	(50.5)	(24.3)
Other expenses	6,826	8,082	7,973	(15.5)	(14.4)

Total noninterest expense	$66,591	$64,176	$77,074	3.8	(13.6)

(1)

In fourth quarter 2011, the Company recorded a $2.0 million charge for severance-related costs from an organizational realignment that included $1.6 million in salaries and wages, $96,000 in retirement and other employee benefits, and $274,000 in other professional services.

(2)	Retirement and other employee benefits include the $1.3 million correction of a 2010 actuarial pension expense calculation related to the valuation of future early retirement benefits.

Total noninterest expense for fourth quarter 2011 declined 13.6% from fourth quarter 2010 and increased 3.8% compared to third quarter 2011.

Fourth quarter 2011 salaries and wages increased by $4.6 million compared to third quarter 2011 as a result of a $3.9 million variance related to changes in the fair value of trading securities held on behalf of plan participants and the compensation costs from an organizational realignment, partially offset by reductions in short-term incentive and share-based compensation. The organizational realignment reduced some 100 positions across the Company. Specifically, about 50 open positions were closed and another 50 filled positions were eliminated.

The $1.3 million correction of the 2010 actuarial pension expense calculation drove the increase in retirement and other employee benefits from third quarter 2011 to fourth quarter 2011.

The increase in retirement and other employee benefits from fourth quarter 2010 to fourth quarter 2011 was impacted by higher profit sharing expense, employee insurance, and payroll taxes attributed to increased sales staff, and the correction of the 2010 actuarial pension expense calculation.

OREO expenses for fourth quarter 2011 declined 83.4% from fourth quarter 2010 and 29.0% from third quarter 2011 due to continued remediation efforts. Fourth quarter 2010 OREO expenses were elevated due to higher levels of write-downs and losses on sales of OREO and related operating expenses.

An increase in real estate taxes paid to preserve our rights to collateral associated with problem loans, as well as higher legal fees incurred to remediate problem credits, drove higher levels of loan remediation costs compared to both prior periods presented.

FDIC premiums decreased compared to fourth quarter 2010 primarily due to a change in regulatory requirements for calculating the premium.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			December 31, 2011 Percent Change From
	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Corporate:
Commercial and industrial	$1,458,446	$1,476,034	$1,465,903	(1.2)	(0.5)
Agricultural	243,776	250,436	227,756	(2.7)	7.0
Commercial real estate:
Office	444,368	440,641	396,836	0.8	12.0
Retail	334,034	330,160	328,751	1.2	1.6
Industrial	520,680	492,514	478,026	5.7	8.9
Multi-family	288,336	317,313	349,862	(9.1)	(17.6)
Residential construction	105,836	116,283	174,690	(9.0)	(39.4)
Commercial construction	144,909	145,889	164,472	(0.7)	(11.9)
Other commercial real estate	888,146	877,241	856,357	1.2	3.7

Total commercial real estate	2,726,309	2,720,041	2,748,994	0.2	(0.8)

Total corporate loans	4,428,531	4,446,511	4,442,653	(0.4)	(0.3)

Consumer:
Home equity loans	416,194	424,986	445,243	(2.1)	(6.5)
1-4 family mortgages	201,099	189,587	160,890	6.1	25.0
Installment loans	42,289	43,410	51,774	(2.6)	(18.3)

Total consumer loans	659,582	657,983	657,907	0.2	0.3

Total loans, excluding covered loans	5,088,113	5,104,494	5,100,560	(0.3)	(0.2)
Covered loans	260,502	289,747	371,729	(10.1)	(29.9)

Total loans	$5,348,615	$5,394,241	$5,472,289	(0.8)	(2.3)

A lower balance of covered loans acquired through the Company’s previous FDIC-assisted transactions drove the decline in total loans of $123.7 million, or 2.3%, from December 31, 2010 to December 31, 2011.

Total loans, excluding covered loans, as of December 31, 2011 were stable compared to December 31, 2010. The office, retail, and industrial and other commercial real estate portfolios exhibited 6.2% growth during this period, substantially in the form of owner-occupied business relationships. Offsetting this progress, efforts to reduce lending exposure to more troubled real estate categories contributed to declines in the multi-family and construction loan portfolios.

Total loans, including covered loans, of $5.3 billion as of December 31, 2011 were consistent with September 30, 2011. Annualized growth of 10% in office, retail, and industrial and other commercial real estate loans was offset by a decline in the commercial and industrial, multi-family, and residential construction loan portfolios as well as a decline in covered loans. Approximately two-thirds of the growth in office, retail, and industrial loans represents owner-occupied credits.

Asset Quality, Excluding Covered Loans and Covered OREO (1)

(Dollar amounts in thousands)

	As Of			December 31, 2011 Percent Change From
	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Non-accrual loans (2)	$187,325	$171,189	$211,782	9.4	(11.5)
90 days or more past due loans	9,227	6,008	4,244	53.6	117.4

Total non-performing loans	196,552	177,197	216,026	10.9	(9.0)
Troubled debt restructurings (still accruing interest)	17,864	7,033	22,371	154.0	(20.1)
Other real estate owned	33,975	23,863	31,069	42.4	9.4

Total non-performing assets	$248,391	$208,093	$269,466	19.4	(7.8)

30-89 days past due loans	$27,495	$34,061	$23,646	(19.3)	16.3
Allowance for credit losses	$121,962	$131,291	$145,072	(7.1)	(15.9)

Non-accrual loans to total loans	3.68%	3.35%	4.15%
Non-performing loans to total loans	3.86%	3.47%	4.24%
Non-performing assets to loans plus OREO	4.85%	4.06%	5.25%
Allowance for credit losses to loans	2.40%	2.57%	2.84%
Allowance for credit losses to non-performing loans	62%	74%	67%

(1)

Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

(2)	Includes $15.8 million in troubled debt restructurings with non-accrual status as of December 31, 2011.

Non-performing assets, excluding covered loans and covered OREO, were $248.4 million at December 31, 2011, dropping $21.1 million, or 7.8%, from December 31, 2010 and increasing $40.3 million, or 19.4%, from September 30, 2011. The reduction in non-performing assets from December 31, 2010 to December 31, 2011 was largely due to management’s remediation activities. During the year ended December 31, 2011, the Company had gross reductions of non-performing assets totaling $110.8 million, consisting of $80.3 million in non-accrual loans that were sold, paid off, or transferred to held-for-sale and $30.5 million in OREO properties that were sold.

The linked quarter increase in non-performing assets was largely attributed to two borrower relationships aggregating $48.0 million. After careful monitoring of borrower financial condition, these credits, both of which were performing in accordance with contractual terms, were positioned for accelerated resolution in an effort to mitigate loss exposure. In one circumstance, a commercial borrowing relationship totaling $33.9 million was transferred to non-accrual. In the other situation, a performing $14.1 million multi-family credit was modified in a troubled debt restructuring. In combination, these actions resulted in charge-offs totaling $7.0 million during the fourth quarter.

Potential non-performing loans, consisting of special mention and substandard loans, totaled $403.2 million as of December 31, 2011, down $152.7 million, or 27.5%, from $556.0 million as of December 31, 2010 and $91.6 million, or 18.5%, from $494.8 million as of September 30, 2011. The declines from both periods presented reflect management’s progress in remediating problem loans and the overall improvement in the quality of the loan portfolio.

Charge-off Data

(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2011	% of Total	September 30, 2011	% of Total	December 31, 2010	% of Total
Net loans charged-off:
Commercial and industrial	$8,910	32.3	$10,165	36.4	$10,198	13.9
Agricultural	484	1.8	177	0.6	125	0.2
Office, retail, and industrial	3,779	13.7	2,543	9.1	2,888	4.0
Multi-family	4,803	17.4	2,170	7.8	1,206	1.7
Residential construction	2,498	9.1	2,250	8.1	35,935	49.3
Commercial construction	1,673	6.1	4,115	14.7	7,743	10.6
Other commercial real estate	3,002	10.9	4,421	15.8	12,202	16.7
Consumer	2,395	8.7	2,100	7.5	2,612	3.6

Total net loans charged-off, excluding covered loans	27,544	100.0	27,941	100.0	72,909	100.0

Net charge-offs on covered loans	3,687		1,024		935

Total net charge-offs	$31,231		$28,965		$73,844

Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	2.15%		2.16%		5.61%
Year-to-date	1.84%		1.73%		2.80%

Net charge-offs for fourth quarter 2011, excluding charge-offs related to covered loans, were $27.5 million, down 62.2% from $72.9 million for fourth quarter 2010 and relatively flat compared to $27.9 million for third quarter 2011. The elevated level of charge-offs for fourth quarter 2010 related to a shift in disposition strategy primarily for certain construction loans to more aggressively pursue disposition.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	December 31, 2011	September 30, 2011	December 31, 2010	Regulatory Minimum For “Well- Capitalized	Excess Over Required Minimums at December 31, 2011
Regulatory capital ratios:
Total capital to risk-weighted assets	13.68%	16.81%	16.27%	10.00%	37%	$229,842
Tier 1 capital to risk-weighted assets	11.61%	14.74%	14.20%	6.00%	94%	$350,392
Tier 1 leverage to average assets	9.28%	11.64%	11.21%	5.00%	86%	$334,181

Regulatory capital ratios, excluding preferred stock (1):
Total capital to risk-weighted assets	13.68%	13.72%	13.21%	10.00%	37%	$229,842
Tier 1 capital to risk-weighted assets	11.61%	11.65%	11.15%	6.00%	94%	$350,392
Tier 1 leverage to average assets	9.28%	9.20%	8.80%	5.00%	86%	$334,181
Tier 1 common capital to risk- weighted assets (2) (3)	10.26%	10.29%	9.81%	N/A (3)	N/A (3)	N/A	(3)

Tangible common equity ratios:
Tangible common equity to tangible assets	8.83%	8.35%	8.06%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.00%	8.49%	8.41%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity to risk- weighted assets	10.88%	10.83%	10.02%	N/A (3)	N/A (3)	N/A	(3)

(1)	These ratios exclude the impact of $193.0 million in preferred stock issued to the Treasury.
(2)	Excludes the impact of preferred shares and trust-preferred securities.
(3)	Ratio is not subject to formal Federal Reserve regulatory guidance.

The Company’s regulatory ratios as of December 31, 2011 exceeded all regulatory mandated ratios for characterization as “well-capitalized.”

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recently recognized as having the “Highest Customer Satisfaction with Retail Banking in the Midwest” according to the J.D. Power and Associates 2011 Retail Banking Satisfaction StudySM. The Bank was also recognized by the Chicago Tribune for the second straight year as one of the top 20 best places to work in Chicago among large employers.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, January 25, 2012 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10008878 beginning one hour after completion of the live call until 8:00 A.M. (ET) on February 1, 2012. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	December 31, 2011	September 30, 2011	December 31, 2010
Assets
Cash and due from banks	$123,354	$116,003	$102,495
Interest-bearing deposits in other banks	518,176	946,330	483,281
Trading securities, at fair value	14,469	13,308	15,282
Securities available-for-sale, at fair value	1,013,006	970,430	1,057,802
Securities held-to-maturity, at amortized cost	60,458	74,375	81,320
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	58,187	58,187	61,338
Loans, excluding covered loans	5,088,113	5,104,494	5,100,560
Covered loans	260,502	289,747	371,729
Allowance for loan losses	(119,462)	(128,791)	(142,572)

Net loans	5,229,153	5,265,450	5,329,717

Other real estate owned (“OREO”), excluding covered OREO	33,975	23,863	31,069
Covered OREO	23,455	21,594	22,370
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	65,609	63,508	95,899
Premises, furniture, and equipment	134,977	132,425	140,907
Investment in bank-owned life insurance	206,235	205,886	197,644
Goodwill and other intangible assets	283,650	283,163	286,033
Accrued interest receivable and other assets	208,890	205,652	233,145

Total assets	$7,973,594	$8,380,174	$8,138,302

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$4,820,058	$4,899,216	$4,519,492
Time deposits	1,659,117	1,727,392	1,991,984

Total deposits	6,479,175	6,626,608	6,511,476
Borrowed funds	205,371	386,429	303,974
Senior and subordinated debt	252,153	137,751	137,744
Accrued interest payable and other liabilities	74,308	76,953	73,063

Total liabilities	7,011,007	7,227,741	7,026,257

Preferred stock	—	191,393	190,882
Common stock	858	858	858
Additional paid-in capital	428,001	425,647	437,550
Retained earnings	810,487	807,857	787,678
Accumulated other comprehensive loss, net of tax	(13,276)	(11,413)	(27,739)
Treasury stock, at cost	(263,483)	(261,909)	(277,184)

Total stockholders’ equity	962,587	1,152,433	1,112,045

Total liabilities and stockholders’ equity	$7,973,594	$8,380,174	$8,138,302

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended			Years Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest Income
Loans	$62,774	$64,085	$63,983	$252,865	$259,318
Investment securities	8,313	8,633	10,230	36,659	49,801
Covered loans	6,787	6,640	7,431	28,904	17,285
Federal funds sold and other short- term investments	883	817	832	3,083	2,463

Total interest income	78,757	80,175	82,476	321,511	328,867

Interest Expense
Deposits	5,962	6,654	7,907	27,256	37,127
Borrowed funds	670	706	711	2,743	3,267
Senior and subordinated debt	3,047	2,280	2,279	9,892	9,124

Total interest expense	9,679	9,640	10,897	39,891	49,518

Net interest income	69,078	70,535	71,579	281,620	279,349
Provision for loan losses	21,902	20,425	73,897	80,582	147,349

Net interest income after provision for loan losses	47,176	50,110	(2,318)	201,038	132,000

Noninterest Income
Service charges on deposit accounts	9,957	10,215	9,202	37,879	35,884
Trust and investment advisory fees	4,044	3,946	4,040	16,224	15,063
Other service charges, commissions, and fees	4,885	5,325	4,506	20,486	18,238
Card-based fees	4,971	4,931	4,640	19,593	17,577

Total fee-based revenues	23,857	24,417	22,388	94,182	86,762
Bank-owned life insurance income	241	1,479	696	2,231	1,560
Securities (losses) gains, net	(110)	449	1,662	2,410	12,216
Other	2,647	(1,754)	1,421	3,114	8,013

Total noninterest income	26,635	24,591	26,167	101,937	108,551

Noninterest Expense
Salaries and employee benefits	35,220	29,182	31,028	128,774	114,378
OREO expense, net	2,965	4,174	17,820	16,293	50,034
Net occupancy and equipment expense	7,681	8,157	7,916	32,953	32,218
Technology and related costs	2,876	2,709	3,209	10,905	11,070
Professional services	8,026	7,571	4,524	26,356	22,903
FDIC premiums	1,758	1,799	2,967	7,990	10,880
Other	8,065	10,584	9,610	38,633	37,296

Total noninterest expense	66,591	64,176	77,074	261,904	278,779

Income (loss) before income tax expense (benefit)	7,220	10,525	(53,225)	41,071	(38,228)
Income tax expense (benefit)	296	1,583	(25,066)	4,508	(28,544)

Net income (loss)	6,924	8,942	(28,159)	36,563	(9,684)
Preferred dividends	(3,027)	(2,586)	(2,579)	(10,776)	(10,299)
Net (income) loss applicable to non-vested restricted shares	(20)	(93)	411	(350)	266

Net income (loss) applicable to common shares	$3,877	$6,263	$(30,327)	$25,437	$(19,717)

Diluted earnings (loss) per common share	$0.05	$0.09	$(0.41)	$0.35	$(0.27)
Dividends declared per common share	$0.01	$0.01	$0.01	0.04	0.04
Weighted average diluted common shares outstanding	73,382	73,361	73,085	73,289	72,422